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Exhibit 2

Durban Roodepoort Deep, Limited
(Incorporated in the Republic of South Africa)
(Registration number 1895/000926/06)
(Share code: DUR)
(ISIN: ZAE 000015079)
(ARBN number 086 277 616)
(NASDAQ Trading Symbol: DROOY)
("DRD")

COMPLETION OF THE ACQUISITION BY DRD OF A 20% INTEREST IN THE PORGERA GOLD MINE

INTRODUCTION

        Further to the announcement dated 14 October 2003 regarding the purchase by DRD of an effective 20% interest in the Porgera Gold Mine in Papua New Guinea from Oil Search Limited ("Oil Search") ("the acquisition"), DRD is pleased to announce that all conditions precedent to the acquisition have now been fulfilled.

PURCHASE CONSIDERATION

        The final purchase consideration is US$73.30 million. DRD elected to increase the cash component of the purchase consideration by US$4.55 million, reducing the scrip component of the purchase consideration to US$16.08 million which will be settled through the issue of 6 643 902 new DRD ordinary shares.

OFFER TO MINERAL RESOURCES ENGA LIMITED

        The Porgera Gold Mine is mined in collaboration with Placer Dome Inc and Mineral Resources Enga Limited ("MRE") through a joint venture relationship ("the Porgera Joint Venture"). In terms of the acquisition agreement, DRD has offered a 5% direct interest in the Porgera Joint Venture to MRE on commercial terms and discussions with MRE in this regard are currently in progress.

ISSUE OF DRD SHARES TO THE INVESTEC GROUP

        As set out in announcements dated 8 September 2003 and 11 September 2003, 18 million and 9 million DRD shares, respectively, were issued to the Investec Group ("Investec") raising a total of US$64.9 million. The issue of these shares to Investec will be treated as a vendor consideration placing for the purposes of the Listings Requirements of the JSE as the funds so raised were utilised for the acquisition.

Johannesburg
24 November 2003

Financial adviser
Questco (Proprietary) Limited
(Registration number 2002/005616/07)

Sponsor
Standard Corporate and Merchant Bank
(A division of The Standard Bank of South Africa Limited)
(Registration number 1962/000738/06)

Legal adviser
Bowman Gilfillan Inc
(Registration number 1998/021409/21)

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  Exhibit 2